UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 12, 2004

OXIS INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

0-8092	94-1620407
(Commission File Number)	(I.R.S. employer identification No.)

6040 N. Cutter Circle, Suite 317

Portland, OR 97217-3935

(Address of Principal Executive Office, Including Zip Code)

(503) 283-3911

(Registrant's telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Item 1.01. Material Definitive Agreement

On October 12, 2004, OXIS International, Inc. (the "Company") granted to each current member of its Board of Directors an option to purchase shares of Common Stock of the Company. Directors S. Colin Neill and Gosse B. Bruinsma, M.D. each were granted a nonqualified option to purchase 100,000 shares of the Company's Common Stock under its 2003 Stock Incentive Plan (the "Plan"). Directors Steven H. Ferris, M.D., Timothy C. Rodell, M.D., Gerard J. Vlak, Ph.D. and Marvin S. Hausman, M.D. were each granted a nonqualified option to purchase 50,000 shares of the Company's Common Stock under the Plan.

The general terms of each option are identical and are consistent with the Company's standard form of stock option agreement under the Plan. Each option has an exercise price of $0.59 per share, the closing price of the Company's Common Stock on October 11, 2004 (as such closing price is quoted on the over-the-counter market (Bulletin Board)). Subject to continued Service (as defined in the Plan) to the Company by the optionee, and certain other limitations, the option rights may be exercised, in whole or in part, in accordance with the following schedule: (a) 50% of the shares subject to the option, or any part thereof, may be exercised at any time or times, from and including October 12, 2004 to and including October 11, 2014; (b) an additional 25% of the shares subject to the option, or any part thereof, may be exercised at any time or times, from and including October 12, 2005 to and including October 11, 2014; and (c) an additional 25% of the shares subject to the option, or any part thereof, may be exercised at any time or times, from and including October 12, 2006 to and including October 11, 2014. Under the terms of each of the options granted to directors on October 12, 2004, upon termination of the optionee's Service to the Company, the optionee would have one year to exercise the portion of the option that had become vested as a result of the optionee's Service to the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OXIS INTERNATIONAL, INC.

(Registrant)

Date: October 19, 2004 By: /s/ Gosse B. Bruinsma, MD

Gosse B. Bruinsma, MD

Acting Chief Financial Officer